As filed with the Securities and Exchange Commission on March 28, 2018

Registration No. 333-184288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6

to

FORM S-20

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CANADIAN DERIVATIVES CLEARING CORPORATION

(Exact name of registrant as specified in its charter)

800 Victoria Square

P.O. Box 61

Montréal, Quebec H4Z 1A9

(514) 871-2424

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn Goucher

President and Chief Clearing Officer

Canadian Derivatives Clearing Corporation

800 Victoria Square

P.O. Box 61

Montréal, Quebec H4Z 1A9

(514) 871-2424

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jonathan A. Van Horn

Dorsey & Whitney LLP

50 South Sixth Street

Minneapolis, Minnesota 55402

Tel: (612) 340-2600

Fax: (612) 340-2868

This Post-Effective Amendment No. 6 shall become effective on such date as the Securities and Exchange Commission shall determine in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

PART I

PROSPECTUS	Registration No. 333-184288

CANADIAN DERIVATIVES CLEARING CORPORATION

Exchange Traded Put and Call Options

This prospectus pertains to put and call options (“Puts” and “Calls,” and, collectively, “Options”) that may be purchased or sold in transactions on Bourse de Montréal Inc. (the “Bourse”).

The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the “Corporation”). Each Option relates to a particular Underlying Interest (a security listed on a recognized Canadian securities exchange, a Canadian government bond or a Canadian stock index or sub-index). These Options are not listed or traded on any securities exchanges in the United States, although certain of the Underlying Interests are traded on one or more U.S. exchanges. Several U.S. exchanges are currently trading standardized options (“U.S. Options”) relating to foreign securities that are listed on U.S. exchanges, including certain securities of Canadian issuers who have securities listed on U.S. exchanges. Certain U.S. Options relate to securities of Canadian issuers that are also Underlying Interests of the Options offered hereby. Investors may consult their U.S. brokers to determine whether such U.S. Options are available. The Options offered hereby and U.S. Options are not interchangeable and, although the terms and procedures applicable to the Options and to U.S. Options are similar, they are not identical in all respects. There may be additional risks for U.S. investors that buy or sell Options as the result of trading in a foreign market in a foreign currency.

An options disclosure document entitled “The Characteristics and Risks of Listed Canadian Options” containing a description of the risks of options transactions is required to be furnished to option investors by their brokers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation’s internet web site at the address: http://www.cdcc.ca. The financial statements and certain additional information included in Part II of the registration statement filed by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended, and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission’s internet website at the address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

The date of this Prospectus is ___ , 2018.

Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors. Such transactions should be entered into only by investors who have read and understand the options disclosure document, “The Characteristics and Risks of Listed Canadian Options”, and who understand the nature and extent of their rights and obligations and are aware of the risks involved. In addition, U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see “Risks of Trading in Canadian Securities”).

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse. This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer. The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

Notice to Nebraska Residents: Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance. In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

(i)	Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

(ii)	Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

(iii)	Index Options.

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RISKS OF TRADING IN CANADIAN SECURITIES

The Corporation is incorporated under the laws of Canada and all of the Corporation’s assets are outside of the United States. In addition, all of the Corporation’s directors and officers and the persons named as experts in this prospectus are residents of Canada. Consequently, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws. There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

Although the Corporation and its members, and the Bourse and its participants are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”), except for certain members or participants that may be subject to regulation under the 1934 Act by virtue of their activities conducted in the United States. Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada. Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of certain Canadian securities laws, including the Securities Act (Ontario), the Derivatives Act (Quebec) and the Securities Act (Quebec), it may be necessary to commence legal actions in Canadian courts in order to seek relief under these laws. Further, where a Canadian broker has no direct relationship with a U.S. customer but simply acts as a correspondent of the customer’s U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker. However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability. As a practical and legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

Although the constitutions and rules of the Bourse are similar to the constitutions and rules of U.S. exchanges, there are differences.

THE CORPORATION

The Corporation serves as the issuer of every outstanding Option traded on the Bourse and bears the primary obligation to perform upon the exercise of an Option. In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

In addition to its role as a clearinghouse for exchange traded options on equities, stock indices and futures, the Corporation acts as a clearinghouse for exchange-traded futures listed on the Bourse and provides central counterparty clearing services for over-the-counter financial instruments in Canada. In December 2009, the Investment Industry Association of Canada chose the Corporation to develop the infrastructure for central counterparty services to the Canadian fixed income market. The Corporation has adopted rules and manuals for this purpose and has

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been offering, since February 2012, central counterparty clearing for repurchase transactions to the Canadian financial market participants.

Only persons that meet the eligibility and capital requirements established by the Corporation’s By-laws and Rules may apply to become a member of the Corporation. See “Additional Information” regarding the By-laws and Rules. The acceptance by the Corporation of the application of membership, together with the By-laws and Rules, form the agreement governing all transactions in options submitted for clearing to the Corporation by a member (a “Clearing Member”). All of the Corporation’s clearing activities are ultimately supported by the Clearing Fund to which all Clearing Members contribute.

The Corporation was incorporated under the laws of Canada on September 29, 1974 as “The Canadian Clearing Corporation For Options Limited”. The Corporation was also known as “Trans Canada Options Inc.” before changing its name to its present name, Canadian Derivatives Clearing Corporation, in 1996.

The Corporation was formed for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on the Toronto Stock Exchange (“TSX”). After acquiring The Montréal Options Clearing Corporation in 1977, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, the TSX and the Vancouver Stock Exchange (“VSE”).

In 1999, the Alberta Stock Exchange (“ASE”), the Bourse, the TSX and the VSE agreed to a restructuring of the Canadian equities and derivatives markets in which the ASE and the VSE were combined to create a single junior equities market, all senior equities were transferred to the TSX and the Bourse became the exclusive Canadian exchange for exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units. As part of this restructuring program, the shares in the Corporation held by the TSX were transferred to the Bourse, effective March 31, 2000. The Bourse has been sole shareholder of the Corporation since the restructuring.

In 2008, the Bourse became, through a series of amalgamations, a direct subsidiary of TMX Group Inc. TMX Group Inc. also controls the TSX, which is the marketplace for senior equities in Canada, and the TSX Venture Exchange, which is the marketplace for junior equities in Canada.

In 2012, TMX Group Limited (formerly Maple Group Acquisition Corporation) acquired TMX Group Inc., The Canadian Depository for Securities Limited, Alpha Trading Systems Inc. and Alpha Trading Systems Limited Partnership. As a result, the Bourse is an indirect subsidiary of TMX Group Limited.

The Board of Directors of the Corporation is comprised of eight members, of which three are independent directors. An “independent director” is a director who is not: (i) an associate, partner, director, officer or employee of a significant shareholder of TMX Group Limited; (ii) an associate, partner, director, officer or employee of a member of the Corporation or such member’s affiliates or an associate of such partner, director, officer or employee; (iii) an associate, partner, director, officer or employee of a marketplace that clears through the

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Corporation or such marketplace’s affiliates or an associate of such partner, director, officer or employee; or (iv) an officer or employee of the Corporation or its affiliates or an associate of such officer or employee.

The non-independent directors are the President and Chief Executive Officer of the Bourse, the Corporation’s President and Chief Clearing Officer, the Chief Financial Officer of TMX Group Limited and two directors who are officers or employees of a member of the Corporation.

The principal office of the Corporation is located at 800 Victoria Square, Montréal, Quebec H4Z 1A9. The Corporation also has an office located at 100 Adelaide Street West, Suite 300, Toronto, Ontario M5H 1S3.

DESCRIPTION OF OPTIONS

General

The securities covered by this prospectus are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse. The Options are issued by the Corporation and each Option relates to a particular Underlying Interest. A Call Option gives the holder the right to purchase a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. A Put Option gives the holder the right to sell a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. The Underlying Interests are either (i) in the case of “Equity Options”, equity securities listed on a recognized Canadian securities exchange, (ii) in the case of “Bond Options”, Canadian government bonds or (iii) in the case of “Index Options”, various Canadian stock indices and sub-indices. A list of the Underlying Interests and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Corporation.

In the case of Equity Options and Bond Options, subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option has the right to purchase from the Corporation, and the Clearing Member acting on behalf of a holder of a Put Option has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise price at any time prior to the expiration of the Option. In the case of Index Options, subject to certain limitations, Options give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement Amount. In the case of an Index Call Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Call Option is less than the settlement value of the underlying index on the expiration date, multiplied by the applicable multiplier. In the case of an Index Put Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Put Option exceeds the settlement value of the underlying index on the expiration date, multiplied by the applicable multiplier.

Detailed information concerning the rights and obligations of holders and writers of Options and the risks associated with Options transactions is contained in an options disclosure

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document entitled “The Characteristics and Risks of Listed Canadian Options” prepared by the Corporation and filed with the Securities and Exchange Commission. Brokers are required to furnish the options disclosure document to their Options customers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation’s internet web site at the address: http://www.cdcc.ca.

Styles of Options

The Options issued by the Corporation are classified as either American-style Options or European-style Options. The difference between the two styles of Options is their applicable exercise periods. American-style Options may be exercised at any time between their purchase and expiration. European-style Options may generally be exercised only during a specified period immediately prior to their expiration. At this time, all Equity Options and Bond Options are American-style Options and all Index Options are European-style Options. Index Options are currently exercisable only at expiration.

Certificateless Trading

Certificates for Options will not be issued by the Corporation to evidence the issuance of Options. The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers and which show each Put or Call held or written, the Underlying Interest and the number of shares of other units thereof subject to the Option, the exercise price and the expiration month.

OBLIGATIONS OF THE CORPORATION

The obligations of the Corporation to its Clearing Members, acting on behalf of holders and writers of Options, are addressed in the Corporation’s by-laws and rules, copies of which may be obtained in the manner described below under “Additional Information.” The following is a brief summary of some, but not all, of those obligations and is qualified in its entirety by the provisions of the by-laws and rules themselves.

Acceptance and Rejection of Transactions by the Corporation

An Option transaction is automatically accepted by the Corporation if it is included in the Corporation’s summary of completed trades and if the premium has been paid. From the point of view of the Corporation, the premium for an Option purchased in a customer account is deemed to be paid only when the buyer’s Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member’s account with the Corporation. If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his broker. The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member’s obligations to the Corporation. The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and the Corporation intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

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If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer’s Clearing Member. The writer will then have the remedies available under the Rules of the Corporation as well as the Rules of the Bourse.

Exercise of Options

The exercise of an Option – whether a Put or a Call – takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder. This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the exercise notice to the Clearing Member. If an Option is not properly exercised prior to its expiration, it will become worthless.

In order to exercise an outstanding Option, the Clearing Member must submit an exercise notice in acceptable form to the Corporation not later than the expiration time of the Option. The expiration time should not be confused with the broker’s cut-off time for exercising Options. Generally, in order to exercise an Option, a customer must so instruct his or her broker to exercise an Option prior to the broker’s cut-off time for accepting exercise instructions (which will be earlier than the expiration time). Different brokers may have different cut-off times for accepting exercise instructions from customers and those cut-off times may be different for different types of Options. Customers must consult with their brokers to determine the applicable cut-off times for accepting exercise instructions.

The Corporation assumes no responsibility for the timely or proper tender to it of exercise notices by Clearing Members. The failure of a Clearing Member (or of any broker) to transmit an exercise notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable.

Every tender of an exercise notice to the Corporation is irrevocable. Upon the proper and timely tender of an exercise notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the aggregate exercise price for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the exercise settlement date, even though the Underlying Interest may change in value after the exercise notice has been tendered. When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.

Assignment of Exercise Notices

The Corporation assigns each effective exercise notice that it receives to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option. This Clearing Member is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the exercise price, or, in the case of an Index Option, to pay the Exercise Settlement Amount.

The Corporation assigns any exercise notice properly received by it before 5:30 p.m. on any business day prior to the expiration date, or before the expiration time on the expiration date,

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as of the day of receipt. The Corporation randomly assigns each exercise notice to a Clearing Member whose account with the Corporation reflects the writing of an Option of the same series as the exercised Option.

If the Corporation assigns an exercise notice to a Clearing Member, that Member is required to reassign the exercise notice to a customer maintaining a position as a writer in its account with the Clearing Member, or to a broker who has cleared a writing transaction through the Clearing Member.

Delivery of Underlying Interests

In the case of Equity Options and Bond Options, the Clearing Member to whom an exercise notice with respect to a Call Option is assigned or the Clearing Member who is exercising the Put is required to deliver the Underlying Interest in good deliverable form (as defined in the rules of the Corporation and the rules of the Bourse) against the payment of the exercise price. Transactions in Underlying Interests arising from exercise notices will be cleared through the systems used for settlement of transactions in such Underlying Interests.

Upon the exercise of an Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member’s account with the Corporation and charged to the account of the assigned Clearing Member. In the unlikely event that an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative and the flow of funds would be reversed.

For Equity Options and Bond Options, the obligations of the Corporation are discharged upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put). For Index Options, the Corporation’s obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member. The Corporation will have no responsibility if the Clearing Member should subsequently fail to deliver the Underlying Interest or Exercise Settlement Amount to the exercising holder, or the assigned writer, as the case may be.

Remedies

If, following the exercise and assignment of an Option, the Clearing Member required to make delivery fails to complete such delivery by the settlement date, such Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the receiving Clearing Member. Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the receiving Clearing Member and the delivering Clearing Member relating to the failed delivery and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members’ obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member. In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the receiving Clearing Member exceeds the exercise price, the defaulting delivering

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Clearing Member shall be liable for and shall promptly pay to the Corporation or the receiving Clearing Member, as the case may be, the amount of such difference.

If the receiving Clearing Member required to receive the Underlying Interest fails to receive, or fails to pay the exercise price for, all the Underlying Interest delivered to it in good deliverable form in fulfillment of an exercised Option, and such failure shall continue beyond 4:00 p.m. on the settlement date, the receiving Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the delivering Clearing Member. Without limiting the generality of the foregoing, the Corporation or the delivering Clearing Member may, upon notice to the defaulting receiving Clearing Member and, if such action is taken by the delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting receiving Clearing Member, all or any part of the undelivered Underlying Interest and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members’ obligations are fulfilled and any such action shall constitute an obligation of the receiving Clearing Member. Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting receiving Clearing Member. The defaulting receiving Clearing Member shall pay promptly, and in any event prior to 10:00 a.m. on the business day following the day on which the sell-out is executed, to the delivering Clearing Member the difference, if any, between the exercise price and the price at which such Underlying Interest was sold out.

If a party to an Index Option exercise is suspended or fails to pay the Exercise Settlement Amount, there is no underlying security to be bought in or sold out by the other party. Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the Exercise Settlement Amount in due course on its behalf.

THE BACK-UP SYSTEM

The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an exercise notice for the Option is assigned to it. As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation’s obligations with respect to such Options.

Once an exercise notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member is contractually obligated to deliver the Underlying Interest (in the case of a Call), to pay the exercise price (in the case of a Put) or to pay the Exercise Settlement Amount (in the case of an Index Option) in accordance with the terms of the Option. This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

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The Clearing Member representing the writer is also obligated, whether or not its customer performs, to perform the writer’s obligations on an assigned Option. As described below, standing behind a Clearing Member’s obligations are the Clearing Member’s minimum capital requirements, the Clearing Member’s margin deposits with the Corporation, the Corporation’s lien or pledge on certain of the Clearing Member’s assets and the clearing fund. Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

The Clearing Member’s Minimum Capital Requirements.

A Clearing Member must be either (i) a member of an exchange recognized by a Canadian province or a dealer member in good standing with the Investment Industry Regulatory Organization of Canada, (ii) a bank to which the Bank Act (Canada), as amended from time to time, applies, or (iii) a Financial Institution that is either (a) a financial services cooperative regulated pursuant to an Act respecting financial services cooperatives (Québec), or (b) a credit union central or a central cooperative credit society, which is incorporated and regulated under the laws of Canada or under the legislature of a province, and one of whose principal purposes is to provide liquidity support to local credit unions or financial services cooperatives. Clearing Members that are members of a recognized Canadian exchange or a dealer in good standing with the Investment Industry Regulatory Organization of Canada must maintain the minimum capital requirements pursuant to the regulations of the Investment Industry Regulatory Organization of Canada or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation. Clearing Members that are banks subject to the Bank Act (Canada) must meet the minimum capital adequacy requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions. Clearing Members that are Financial Institutions must maintain the minimum capital adequacy requirement adopted from time to time by the Regulatory Body having jurisdiction over the Clearing Member, and that is judged by the Corporation to be comparable to such capital adequacy requirement applicable to a Bank Clearing Member, for a Financial Institution Clearing Member. Clearing Members using the services of the Corporation as central counterparty clearing for repurchase transactions are subject to more stringent capital requirements under the rules of the Corporation.

Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members and participants, including Clearing Members, neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member’s failure to comply with its minimum capital requirements.

The Clearing Member’s Margin Deposits.

Except as provided below, each Clearing Member is required, with respect to each Option for which it represents the writer to deposit and maintain specified margin with the Corporation. In the case of a Call, the Clearing Member will not be subject to margin requirements if it deposits the Underlying Interest of the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying Interest, herein referred to as the “other

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security”) with the Corporation. The deposit of the Underlying Interest (or other security) is made electronically within a central securities depository to the Corporation. For this purpose, the Corporation has pledging arrangements with the CDS Clearing and Depository Services Inc., which is an affiliate of the Corporation, and The Depository Trust and Clearing Corporation. In the case of a Put, the Clearing Member will not be subject to margin if it provides to the Corporation a put escrow receipt issued by an approved depository. A put escrow receipt is a formal representation by the issuing depository to the Corporation that a customer has deposited cash in an amount equal to the aggregate exercise price of a specific Put, which amount is held in trust for the Corporation.

The Clearing Member must maintain with the Corporation a margin deposit in an amount prescribed by the Corporation. On a daily basis, each Clearing Member’s margin requirements are compared to its risk adjusted capital. In cases where margin requirements exceed the Clearing Member’s risk adjusted capital, the Clearing Member must provide an additional margin deposit in an amount equal to the excess. The Clearing Member may maintain such margin in the form of cash, securities issued or guaranteed by the government of Canada or certain securities traded on The Toronto Stock Exchange or the TSX Venture Exchange. The Corporation may from time to time accept other forms of margin deposit in accordance with its rules and manuals then in effect.

If an exercise notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

The Corporation’s Lien.

In the event that a Clearing Member defaults in its obligations under the Corporation’s rules respecting the fulfillment of any Options contract, the securities (including customers’ securities), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member’s obligations. The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

The Clearing Fund.

Upon acceptance as a Clearing Member of the Corporation, each Clearing Member must maintain a minimum amount of assets at all times in a clearing fund maintained by the Corporation. For those Clearing Members admitted to clear Options, the minimum deposit is $25,000. Thereafter, the amount of each member’s Clearing Fund deposit will vary depending upon the member’s level of uncovered residual risk, but in no event will decline below the

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minimum deposit. All Clearing Fund deposits must be made in cash or by the deposit of securities issued or guaranteed by the government of Canada and approved by the Corporation.

If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member’s clearing fund deposit may be applied to the discharge of that obligation. If there is a deficiency in its clearing fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency. If a Clearing Member’s obligation to the Corporation exceeds its total clearing fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members’ deposits to the clearing fund. Whenever any amount is paid out of the clearing fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment. However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed clearing fund deposit.

Clearing Members’ deposits to the clearing fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices. The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

The Corporation will also have available its own assets in the event that the clearing fund is deficient. However, the assets of the Corporation are limited.

ADDITIONAL INFORMATION

Important information regarding the risks and uses of Options is contained in the options disclosure document prepared by the Corporation entitled “The Characteristics and Risks of Listed Canadian Options” referred to above under the caption “Description of Options — General.” Brokers are required to furnish the options disclosure document to their customers. Copies of the options disclosure document can also be obtained without charge from the Corporation via the Corporation’s internet web site at the address: http://www.cdcc.ca.

This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the by-laws and rules of the Corporation and the rules of the Bourse as in effect on the date of this prospectus. These documents may be inspected at the Montréal and Toronto offices of the Corporation, and at the offices of the Bourse. In addition, the rules and bylaws of the Corporation are available electronically at the Corporation’s internet web site at the address: http://www.cdcc.ca. The rules of the Bourse are available electronically at the Bourse’s internet website at the address: http://www.m-x.ca.

This prospectus forms part of a registration statement filed with the Securities and Exchange Commission by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended. Information regarding the Corporation not included in this prospectus but filed with the Securities and Exchange Commission as Part II of the Corporation’s registration statement and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission’s internet website at the address: http://www.sec.gov.

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FINANCIAL STATEMENTS

Set forth in Part II of the Corporation’s registration statement are audited balance sheets of the Corporation as of December 31, 2017 and December 31, 2016 and audited income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015.

All dollar amounts in the following financial statements are expressed in Canadian dollars. A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar. That exchange rate is published daily in the financial section of most major newspapers.

A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation’s back-up system rather than its assets to stand behind the Corporation’s obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montréal and Toronto offices of the Corporation and at the offices of the Bourse without charge.

LEGAL OPINIONS

In-house legal counsel to the Corporation has given its opinion that the Options covered by this prospectus have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

EXPERTS

The balance sheets of the Corporation as of December 31, 2017 and December 31, 2016 and the related income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the years ended December 31, 2017, December 31, 2016 and December 31, 2015 have been audited by KPMG LLP and are included in Part II of the Corporation’s registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

11

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 4.	Directors and Executive Officers.

As of the date of this Post-Effective Amendment, the Board of Directors of Canadian Derivatives Clearing Corporation (the “Corporation”) consists of eight Directors. None of the Directors of the Corporation serves, or has served at any time during the past five years, as a director for any company that has a class of securities registered under or is otherwise subject to the Securities Exchange Act of 1934, as amended, or for any company that is registered as an investment company under the Investment Company Act of 1940, as amended.

As of the date of this Post-Effective Amendment, the Directors of the Corporation are as follows:

Name:	Age:	Position with the Corporation:	Director Since:

Marie-Claude Beaulieu	52	Chairperson, Board of Directors	2003

Peter Copestake	63	—	2003

Lloyd Costley	56	—	2017

Patrick Cronin	51	—	2012

Luc Fortin	50	—	2017

Glenn Goucher	54	President and Chief Clearing Officer	2009

John McKenzie	45	—	2017

Claude Turcot	63	—	1999

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As of the date of this Post-Effective Amendment, the Executive Officers of the Corporation are as follows:

Name:	Age:	Office:	Officer Since:

Valérie Cellier	42	Director, Risk Management	2012

Joseph Ernst	51	Chief Compliance Officer	2017

Sylvie Gagnon	59	Treasurer	2016

Brian Gelfand	54	Chief Commercial Officer	2017

Glenn Goucher	54	President and Chief Clearing Officer	2009

Cheryl Graden	49	Secretary	2015

George Kormas	48	Vice President, Chief Risk Officer	2010

Lara Krivokucha	49	Director, Strategic Initiatives	2002

James Waddell	59	Chief Internal Auditor	2013

The principal occupations of the Directors and Executive Officers of the Corporation are now and during the past five years have been as follows:

Dr. Marie-Claude Beaulieu is full professor of finance and RBC Chair in Financial Innovations at the Université Laval. She obtained her Ph.D. from Queen’s University in 1994 and has been associated with Laval ever since, being promoted to full professor in 2002. Dr. Beaulieu is a fellow of a public policy research centre (Centre de recherche sur le risques, les enjeux économiques, et les politiques publiques), and has published numerous academic papers in finance. Dr. Beaulieu was selected to serve as Chairperson of the Corporation’s Board of Directors due to her extensive knowledge in derivatives products and empirical finance evidenced by important research contributions and publications in the field.

Ms. Valérie Cellier has been Director, Risk Management of the Corporation since September 2015. Ms. Cellier served as Director, Credit and Liquidity Risk Management of the Corporation from February 2012 to September 2015.

Mr. Peter Copestake is the Executive in Residence at the Queen’s University School of Business. Mr. Copestake served as the Chief Executive Officer of Continental Bank of Canada, a Canadian bank, a position he held from December 2013 to August 2014. Mr. Copestake served as Senior Vice-President and Treasurer of Manulife Financial Corporation, a Canadian-based financial services group, from October 1999 to April 2007, which included responsibility of all derivatives trading and hedging activities of the group. Mr. Copestake was selected to serve on the Corporation’s Board of Directors due to his extensive industry experience acquired as Senior Vice-President and Treasurer of a major Canadian financial institution as well as his significant

II-2

expertise with regards to treasury management for Canadian chartered banks and Canadian finance regulation.

Mr. Lloyd Costley has been the Chief Operating Officer of Raymond James Ltd. since October 2001. Raymond James Ltd. is the Canadian subsidiary of Raymond James Financial Inc., a leading North American independent full-service investment dealer. Mr. Costley was selected to serve on the Corporation’s Board of Directors based on his knowledge of Canadian securities markets from his both his current role as a senior executive of a large Canadian securities dealer and his previous experience as a senior executive of Canadian securities exchanges.

Mr. Patrick Cronin has been CEO and Group Head of BMO Capital Markets, a Canadian investment bank, since November 2016. Previously, from November 2014 to November 2016, Mr. Cronin was President and Chief Operating Officer of BMO Capital Markets. Prior to that, from April 2011 to October 2014 he served as Head of Trading Products. Mr. Cronin was selected to serve on the Corporation’s Board of Directors due to his extensive experience within the derivatives markets as a senior officer with a major international bank.

Mr. Joseph Ernst has been Chief Compliance Officer of the Corporation since December 2017. Mr. Ernst has also served as Chief Compliance Officer of CDS since December 2017 and as Vice President, Legal and Business Affairs, for TMX Group Limited, the ultimate parent of the Corporation, since August 2015. Mr. Ernst previously served as Vice President, Commercial & Compliance, for TMX Group Limited from January 2013 to August 2015 and has served in various roles in the legal department of TMX Group Limited since 2001.

Mr. Luc Fortin has been President and Chief Executive Officer of the Bourse since July 2016. The Bourse is the Corporation’s direct parent company. In addition to his role with the Bourse, Mr. Fortin oversees all of the trading activities of TMX Group Limited (including TSX, TSXV, and TSX Private Markets), as well as Shorcan Brokers Limited, a TMX fixed income interdealer broker. All are affiliates of the Corporation. Mr. Fortin served as the Bourse’s Managing Director, Derivatives Trading from June 2016 to July 2016.  Prior to joining the Bourse, he served as Managing Director, Canadian Head of the Institutional Client Group at HSBC Bank Canada, a Canadian bank, from April 2011 to May 2016. Prior to HSBC, he held senior leadership positions at TD Bank, a Canadian bank, and TD Securities, a Canadian brokerage firm, from January 1990 to October 2010. Mr. Fortin brings to the Corporation’s Board of Directors significant management experience and an extensive knowledge of the Bourse as President and Chief Executive Officer and due to his extensive experience within the derivatives markets with a major international bank.

Ms. Sylvie Gagnon has been Treasurer of the Corporation since December 2016 and has been Head of Finance CDS Limited & Finance Director – of The Canadian Depository for Securities Limited (CDS), a wholly owned subsidiary of TMX Group Limited and an affiliate of the Corporation, since July 2015. She previously held the position of Director Financial Planning and Control for CDS from February 2010 to July 2015.

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Mr. Brian Gelfand has been Chief Commercial Officer of the Corporation and The Canadian Depository for Securities Limited (CDS) since January 2017. Prior to this appointment, Mr. Gelfand served as Vice-President and Chief Regulatory Officer, Regulatory Division, of the Bourse, the Corporation’s direct parent company, from November 2013 to January 2017. From August 2009 to November 2013, he held the position of Vice-President, Institutional Relations and Market Operations for the Bourse.

Mr. Glenn Goucher has been President and Chief Clearing Officer of the Corporation since December 2010. Mr. Goucher has also been Senior Vice-President, Derivatives Clearing for TMX Group Inc., an affiliate of the Corporation since April 2010. Mr. Goucher brings to the Corporation’s Board of Directors significant financial industry experience and in-depth knowledge of the Corporation, as well as of the Bourse where he occupied a senior officer position.

Ms. Cheryl Graden has been the Secretary of the Corporation since February 2015. Ms. Graden is Senior Vice-President and Group Head of Legal and Business Affairs and Corporate Secretary of TMX Group Limited, a position she has held since March 2015. Previously, Ms. Graden was the Vice President, Cash Clearing & Energy, an affiliate of the Corporation, from January 2013 to March 2015. Ms. Graden served as Chief Legal Counsel of Natural Gas Exchange Inc., an affiliate of the Corporation, from 2004 to 2013 and as its Chief Compliance Officer from 2011 to 2013. Prior to joining TMX Group Inc., Ms. Graden was an associate at Torys LLP from 1996 to 2001, an associate at Bennett Jones LLP in 2001, and a Senior Solicitor and Corporate Secretary of Aquila Networks Canada from 2001 to 2004.

Mr. George Kormas has been Vice President, Chief Risk Officer of the Corporation since February 2012.

Ms. Lara Krivokucha has been Director, Strategic Initiatives, of the Corporation since March 2011.

Mr. John McKenzie has been Chief Financial Officer of TMX Group Limited since July 2016. Prior to that, Mr. McKenzie served as President of CDS from July 2015 to August 2016, as Chief Financial Officer from March 2013 to July 2015 and as Chief Operating Officer July 2013 to July 2015. Mr. McKenzie was selected to serve on the Corporation’s Board of Directors due to his extensive corporate strategy and development and corporate finance experience with TMX Group Limited and administrative oversight of TMX Group Limited’s equities, fixed income and derivatives clearing businesses.

Mr. Claude Turcot is a Senior Managing Director, Global Head of LDI with the Quantitative Management Team at Manulife Asset Management, a global asset management firm. He joined Manulife Asset Management when Standard Life’s Canadian operations were acquired by Manulife in January 2015. Mr. Turcot held various positions with Standard Life Investments, Inc. (formerly Standard Life Portfolio Management Ltd.) from 1988 until 2015. Mr. Turcot was selected to serve on the Corporation’s Board of Directors due to his extensive experience within the investment management services industry acquired as a senior officer with a major international portfolio manager.

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Mr. James Waddell has been Chief Internal Auditor of the Corporation since January 2013. He has also been Chief Internal Auditor of TMX Group Inc. since July 2003.

Item 5.	Legal Proceedings.

None.

Item 6.	Legal Opinions and Experts.

LEGAL OPINIONS

In-house legal counsel to Corporation has given its opinion that the Options covered by this Post-Effective Amendment have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

EXPERTS

The balance sheets of the Corporation as of December 31, 2017 and December 31, 2016 and the related income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the years ended December 31, 2017, December 31, 2016 and December 31, 2015 have been audited by KPMG and are included in this Post-Effective Amendment in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Item 7.	Financial Statements.

Set forth below are audited balance sheets of the Corporation as of December 31, 2017 and December 31, 2016 and audited income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015.

A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation’s back-up system rather than its assets to stand behind the Corporation’s obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montréal and Toronto offices of the Corporation and at the Bourse without charge.

Item 8.	Undertakings.

The undersigned registrant hereby undertakes to file a post-effective amendment, not later than 120 days after the end of each fiscal year subsequent to that covered by the financial statements presented herein, containing financial statements meeting the requirements of

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Regulation S-X and the supplementary financial information specified by Item 12 of Regulation S-K.

The undersigned registrant hereby undertakes not to issue, clear, guarantee or accept any security registered herein until there is a definitive options disclosure document meeting the requirements of Rule 9b-1 of the Securities Exchange Act of 1934 with respect to the class options.

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FINANCIAL STATEMENTS

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Financial Statements of

CANADIAN DERIVATIVES CLEARING CORPORATION

Year ended December 31, 2017, 2016 and 2015

(In thousands of Canadian dollars, unless otherwise stated)

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kpmg LLP	Telephone (416) 777-8500
Chartered Professional Accountants	Fax (416) 777-8818
Bay Adelaide Centre	www.kpmg.ca
Suite 4600
333 Bay Street
Toronto, ON M5H 2S5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Canadian Derivatives Clearing Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Canadian Derivatives Clearing Corporation (the “Company”) as of December 31, 2017, and 2016, the related income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and 2016, and its financial performance and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purposes of expressing an opinion on the effectiveness of the

KPMG LLP is a Canadian limited liability partnership and a
member firm of the KPMG network of independent member
firms affiliated with KPMG International Cooperative (“KPMG
International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

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Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2002.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

February 6, 2018
Toronto, Canada

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CANADIAN DERIVATIVES CLEARING CORPORATION

Balance Sheets

(In thousands of Canadian dollars)

	Note	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	3	$13,387	$29,234
Marketable securities	3	41,398	21,951
Trade and other receivables	4	3,022	3,028
Daily settlements due from Clearing Members	5	22,200	177,821
Clearing Members’ cash margin deposits	5	727,852	719,974
Clearing fund cash deposits	5	149,394	122,787
Net amounts receivable on open REPO agreements	5	18,354,782	14,563,472
Prepaid expenses		138	79
Due from related parties	19	979	41
Note receivable from TMX Group Limited	19	—	4,500
		19,313,152	15,642,887
Non-current assets:
Premises and equipment	6	13	52
Intangible assets	7	696	829
Deferred income tax assets	15	1,067	1,308
Total Assets		$19,314,928	$15,645,076

Liabilities and Equity
Current liabilities:
Trade and other payables	10	$1,291	$1,759
Daily settlements due to Clearing Members	5	22,200	177,821
Clearing Members’ cash margin deposits	5	727,852	719,974
Clearing fund cash deposits	5	149,394	122,787
Net amounts payable on open REPO agreements	5	18,354,782	14,563,472
Liquidity facility drawn	9	—	2,540
Provisions	12	323	448
Due to related parties	19	2,098	4,190
Current income tax liabilities	15	1,221	108
		19,259,161	15,593,099
Non-current liabilities:
Accrued employee benefits payable	8	219	171
Total Liabilities		19,259,380	15,593,270

Equity:
Share capital	13	10,200	10,200
Contributed surplus		10,700	10,700
Retained earnings		34,648	30,906
Total Equity		55,548	51,806
Commitments	11
Total Liabilities and Equity		$19,314,928	$15,645,076

See accompanying notes which form an integral part of these financial statements.

Approved on behalf of the Board on February 6, 2018:

/s/ Marie-Claude Beaulieu	Chair	/s/ Peter Copestake	Director

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CANADIAN DERIVATIVES CLEARING CORPORATION

Income Statements

(In thousands of Canadian dollars)

Year ended December 31, 2017, 2016 and 2015

	Note	2017	2016	2015
Revenue:
Derivatives trading and clearing		$31,411	$31,107	$26,931
Other		3	6	(4)
REPO interest:
Interest income		78,412	61,707	46,175
Interest expense		(78,412)	(61,707)	(46,175)
Net REPO interest		—	—	—
Total revenue		31,414	31,113	26,927

Expenses:
Compensation and benefits	12	5,209	5,322	4,768
Information and trading systems		392	333	249
General and administration		4,129	3,739	3,394
Shared services	19	10,506	15,042	12,234
Depreciation and amortization	6, 7	286	351	310
Impairment charge	7	—	—	4,930
Total operating expenses		20,522	24,787	25,885

Income from operations		10,892	6,326	1,042

Finance income	2	410	338	712

Income before income taxes		11,302	6,664	1,754

Income tax expense	15	3,045	1,823	482

Net income		$8,257	$4,841	$1,272

See accompanying notes which form an integral part of these financial statements.

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CANADIAN DERIVATIVES CLEARING CORPORATION

Statements of Comprehensive Income

(In thousands of Canadian dollars)

Year ended December 31, 2017, 2016 and 2015

	Note	2017	2016	2015

Net income		$8,257	$4,841	$1,272

Other comprehensive (loss) income:
Items that will not be reclassified to the income statements:
Actuarial (losses) gains on defined benefit post retirement plan (net of tax benefit of $6 in 2017, tax benefit of $2 in 2016 and tax expenses of $25 in 2015)	8	(15)	(6)	70
Total comprehensive income		$8,242	$4,835	$1,342

See accompanying notes which form an integral part of these financial statements.

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CANADIAN DERIVATIVES CLEARING CORPORATION

Statements of Changes in Equity

(In thousands of Canadian dollars)

Year ended December 31, 2017, 2016 and 2015

	Note	Share capital	Contributed surplus	Retained earnings	Total equity
Balance at January 1, 2015		$10,200	$10,700	$37,029	$57,929

Net income		—	—	1,272	1,272
Other comprehensive income:
Actuarial gain on post retirement benefit plan, net of taxes	8	—	—	70	70
Total comprehensive income		—	—	1,342	1,342
Balance at December 31, 2015		$10,200	$10,700	$38,371	$59,271

Net income		—	—	4,841	4,841
Other comprehensive loss:
Actuarial loss on post retirement benefit plan, net of taxes	8	—	—	(6)	(6)
Total comprehensive income		—	—	4,835	4,835
Dividends to equity holder	20	—	—	(12,300)	(12,300)
Balance at December 31, 2016		$10,200	$10,700	$30,906	$51,806

Net income		—	—	8,257	8,257
Other comprehensive loss:
Actuarial loss on post retirement benefit plan, net of taxes	8	—	—	(15)	(15)
Total comprehensive income		—	—	8,242	8,242
Dividends to equity holder	20	—	—	(4,500)	(4,500)
Balance at December 31, 2017		$10,200	$10,700	$34,648	$55,548

See accompanying notes which form an integral part of these financial statements.

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CANADIAN DERIVATIVES CLEARING CORPORATION

Statements of Cash Flows

(In thousands of Canadian dollars)

Year ended December 31, 2017, 2016 and 2015

	Note	2017	2016	2015
Cash flows from (used in) operating activities:
Income before income taxes		$11,302	$6,664	$1,754
Adjustments to determine net cash flows:
Depreciation and amortization	6, 7	286	351	310
Impairment charge	7	—	—	4,930
Finance income	2	(410)	(338)	(712)
Employee defined benefits expense	8	28	25	24
Trade and other receivables, and prepaid expenses		(53)	(349)	1,708
Amounts due to and from related parties	19	(3,030)	2,985	265
Trade and other payables		(468)	650	(1,091)
Provisions	12	(125)	448	—
Cash paid for employee defined benefits	8	(1)	(1)	(4)
Income taxes paid		(1,685)	(1,639)	(1,258)
		5,844	8,796	5,926

Cash flows (used in) from financing activities:
Dividends on common shares	20	(4,500)	(12,300)	—
Liquidity facility (paid) drawn, net	9	(2,540)	2,370	(2,030)
		(7,040)	(9,930)	(2,030)

Cash flows (used in) from investing activities:
Interest received		410	338	605
Additions to intangible assets	7	(114)	(90)	(115)
Note receivable from TMX Group Limited	19	4,500	5,500	(10,000)
Marketable securities		(19,447)	5,487	9,629
		(14,651)	11,235	119

(Decrease) increase in cash and cash equivalents		(15,847)	10,101	4,015

Cash and cash equivalents, beginning of year		29,234	19,133	15,118

Cash and cash equivalents, end of year		$13,387	$29,234	$19,133

See accompanying notes which form an integral part of these financial statements.

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CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

General information

Canadian Derivatives Clearing Corporation (the “Company”) is a company domiciled in Canada and incorporated under the Canada Business Corporations Act. The registered office is located at 800 Square Victoria, C.P. 61, Montréal, Quebec, Canada.

The Company is the clearinghouse of equity, index and interest rate financial derivative contracts traded on the Montréal Exchange and on the over-the-counter (“OTC”) market. In addition, the Company is the clearinghouse for all OTC bilateral fixed income repurchase (“REPO”) agreements in Canada. The Company is wholly-owned by Bourse de Montréal Inc. (“MX”) which is a wholly-owned subsidiary of TMX Group Limited, the ultimate controlling party.

1.	Basis of preparation

(a)	Basis of accounting

The financial statements have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”) and IFRS Interpretations Committee (“IFRIC”) interpretations, as issued by the International Accounting Standards Board (“IASB”).

The financial statements were approved by the Company’s Board of Directors on February 6, 2018.

The Company’s significant accounting policies have been applied consistently to all periods presented in the financial statements, unless otherwise indicated. The Company has applied its judgement in presenting its significant accounting policies together with related information in the notes to the financial statements.

(b)	Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items which are measured at fair value:

•	Certain financial instruments (note 16); and

•	Liabilities arising from share-based payment plans (note 14).

The Company uses a fair value hierarchy to categorize the inputs used in its valuation of assets and liabilities carried at fair value. Fair values are categorized into: Level 1 – to the extent of the Company’s use of unadjusted quoted market prices; Level 2 – using observable market information as inputs; and Level 3 – using unobservable market information.

(c)	Judgments and estimates

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The estimates and associated assumptions are based on historical experience and other factors that management considers to be relevant. Actual results could differ from these estimates and assumptions.

Judgements, estimates and underlying assumptions are reviewed on an ongoing basis, and revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Information about assumption and estimate uncertainties that have a significant risk of resulting in a material adjustment in these financial statements is included in the following notes:

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CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

•	Impairment of intangible assets - impairment tests, when required, are completed using the higher of fair value less costs of disposal, where available, and value-in-use calculations, determined using management’s best estimates of future cash flows, long-term growth rates and appropriate discount rates. Purchased intangibles are valued on acquisition using established methodologies and amortized over their estimated useful economic lives, except in those cases where intangibles are determined to have indefinite lives, where there is no foreseeable limit over which these intangibles would generate net cash flows. These valuations and lives are based on management’s best estimates of future performance and periods over which value from the intangible assets will be derived (note 7);
•	Measurement of defined benefit obligations for pensions, other post-retirement benefits – the valuations of the defined benefit asset and liabilities are based on actuarial assumptions made by management with advice from the Company’s external actuary (note 8);
•	Provisions and contingencies – management judgement is required to assess whether provisions and/or contingencies should be recognized or disclosed, and at what amount. Management bases its decisions on past experience and other factors it considers to be relevant on a case by case basis (note 12);
•	Share-based payments – The liabilities associated with the Company’s share-based payment plans are measured at fair value using a recognized option pricing model based on management’s assumptions. Management’s assumptions are based on historical share price movements, dividend policy and past experience for TMX Group Limited (note 14); and
•	Income taxes – the accounting for income taxes requires estimates to be made, such as the recoverability of deferred tax assets. Where differences arise between estimated income tax provisions and final income tax liabilities, an adjustment is made when the difference is identified (note 15).

(d)	Functional and presentation currency

Items included in the financial statements are measured using the currency of the primary economic environment in which the Company operates (“the functional currency”). The financial statements are presented in Canadian dollars, which is the Company’s functional and presentation currency.

Revenues earned, expenses incurred and assets purchased in foreign currencies are translated into the functional currency at the prevailing exchange rate on the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the period end rate or at the transaction rate when settled. Resulting unrealized and realized foreign exchange gains and losses are recognized within other revenue in the income statement for the period.

(e)	Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is recognized when the service or supply is provided, when it is probable that the economic benefits will flow to the Company, and when the revenue and the costs incurred in respect of the transaction can be reliably measured.

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CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

(i)	Derivatives trading and clearing

Revenue related to derivatives clearing is recognized on the novation date of the related transaction. Fees earned by the Company for providing clearing services for REPO agreements are also recognized on the novation date of the related transaction.

(ii)	Other

Other income is recorded and recognized as revenue over the period the service is provided.

(iii)	REPO interest

As part of the REPO clearing service, the Company earns interest income and incurs interest expense on all REPO transactions that clear through the Company. The interest income and interest expense are equal; however, as the Company does not have a legal right to offset the amounts they are recognized separately on the income statement. The interest income is earned, and the interest expense is incurred, over the term of the REPO agreements.

(f)	Premises and equipment

Items of premises and equipment are recognized at cost less accumulated depreciation and any impairment losses.

Assets are depreciated from the date of acquisition. Depreciation is recognized in the income statement on a straight-line basis over the estimated useful life of the asset, or a major component thereof. The residual values and useful lives of the assets are reviewed annually, and revised as necessary.

Depreciation is provided over the following useful lives of the assets:

Asset	Basis	Rate

Computers and other electronic equipment	Straight-line	3 - 5 Years
Furniture and fixtures	Straight-line	5 Years
Leasehold improvements	Straight-line	Over the remaining term of the lease

(g)	Intangible assets

Intangible assets are recognized at cost less accumulated amortization, where applicable, and any impairment in value. The cost of acquired intangibles includes any expenditure that is directly attributable to the acquisition of the asset. The cost of internally developed assets includes the cost of materials and direct labour, and any other costs directly attributable to bringing the assets to a working condition for their intended use.

Intangible assets are amortized from the time the asset is available for use. Amortization is recognized in the income statement on a straight-line basis over the estimated useful life of the asset. Residual values and the useful lives of the assets are reviewed at each year end, and revised as necessary.

Amortization is provided over the following useful lives of intangible assets:

Asset	Basis	Rate

Capitalized software and software development	Straight-line	3 - 5 Years

II-18

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

(h)	Balances with Clearing Members

Balances with Clearing Members on the Company’s balance sheet includes balances with clearing members of the Company (“Clearing Members”) as follows:

•	Daily settlements due from, and to, Clearing Members – These balances result from marking open futures positions to market and settling option transactions each day. These amounts are required to be collected from and paid to Clearing Members prior to the commencement of trading the next day. There is no impact on the consolidated balance sheet as an equivalent amount is recognized in both assets and liabilities.

•	Net amounts receivable/payable on open REPO agreements – OTC REPO agreements between buying and selling Clearing Members are novated to the Company whereby the rights and obligations of the Clearing Members under the REPO agreements are cancelled and replaced by new agreements with the Company. Once novation occurs, CDCC becomes the counterparty to both the buying and selling Clearing Member. As a result, the contractual right to receive and return the principal amount of the REPO as well as the contractual right to receive and pay interest on the REPO is thus transferred to the Company.

These balances represent outstanding balances on open REPO agreements. Receivable and payable balances outstanding with the same Clearing Member are offset when they are in the same currency and are to be settled on the same day, as the Company has a legally enforceable right to offset and the intention to net settle. The balances include both the original principal amount of the REPO and the accrued interest, both of which are carried at amortized cost. As the Company is the central counterparty, an equivalent amount is recognized in both the Company’s assets and liabilities.

•	Clearing Members’ cash collateral – Cash collateral, either as margin against open positions or as part of the clearing fund, are held by the Company and are recognized as an asset and an equivalent and offsetting liability is recognized as these amounts are ultimately owed to the Clearing Members. There is no net impact on the balance sheet.

(i)	Employee benefits

(i)	Defined contribution pension plans

The Company has a registered defined contribution pension plan which covers all employees of the Company. The expense for the Company is charged to the income statement as it is incurred.

(ii)	Non-pension post retirement plan

The Company provides other post retirement benefits, such as supplementary medical and dental coverage, which are funded by the Company. The Company’s obligation in respect of these plans is the amount of future benefit that employees have earned in return for their service in the current and prior periods, discounted to determine its present value. The discount rates used are based on Canadian AA-rated corporate bond yields. The calculation is performed annually by an actuary based on management’s best estimates and it is performed using the projected benefit method pro-rated on service. Any actuarial gains and losses are recognized immediately in other comprehensive income in the period in which they arise.

When the benefits of a plan are amended, the portion of the change in benefit relating to past service by employees is recognized immediately in the income statement.

II-19

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

(iii)	Termination benefits

Termination benefits are recognized as an expense at the earlier of: (1) when the Company is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before retirement and (2) when the Company recognizes other costs related to a restructuring plan.

(iv)	Short-term employee benefits

Short-term employee benefit obligations, such as wages, salaries and annual vacation entitlements, are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the Company’s annual short-term incentive plan if a present legal or constructive obligation to pay this amount exists as a result of past service provided by the employee, and the obligation can be estimated reliably.

(v)	Share-based payments

The Company has both equity-settled and cash-settled share-based compensation plans based on the equity of TMX Group Limited.

The Company accounts for all share-based plans to eligible employees that call for settlement by the issuance of equity instruments of TMX Group Limited using the fair value based method. Under the fair value based method, compensation cost attributable to options to employees is measured at fair value at the grant date, using a recognized option pricing model, and amortized over the vesting period. The amount recognized as an expense is adjusted to reflect the actual number of options expected to vest. Compensation cost resulting from these options is recorded as a liability, and ultimately settled in cash through inter-company accounts.

Compensation cost attributable to employee awards that call for settlement in cash is measured at fair value at each reporting date. Changes in fair value between the grant date and the measurement date are recognized in the income statement over the vesting period, with a corresponding increase in either current or non-current liabilities, depending on the period in which the award is expected to be paid.

(j)	Income tax

Income tax expense comprises current and deferred income tax. Income tax expense is recognized in the income statement except to the extent that it relates to items recognized directly in equity or in other comprehensive income.

Current income tax is the expected income tax payable or receivable on the taxable income or loss for the period using income tax rates enacted or substantively enacted at the reporting date, and any adjustments to income tax payable in respect of previous years.

Deferred income tax is recognized in respect of certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax is measured at the income tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date.

A deferred income tax asset is recognized only to the extent that it is probable that future taxable income will be available against which it can be utilized. Deferred income tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

II-20

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

Uncertain income tax positions are recognized in the financial statements using management’s best estimate of the amount expected to be paid.

Income tax assets and liabilities are offset in the financial statements if there is a legally enforceable right to offset them, and the Company intends to settle them on a net basis or where the income tax assets and liabilities will be realized simultaneously.

(k)	Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a finance cost.

(l)	Financial instruments

(i)	Non-derivative financial assets

Financial assets are recognized on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Financial assets are generally derecognized when the contractual rights to the cash flows from the assets expire, or when the Company transfers the rights to receive the contractual cash flows on the financial assets to another party without retaining substantially all the risks and rewards of ownership of the financial assets.

Financial assets and liabilities are offset and the net amount presented in the balance sheet only when the Company has a current legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The Company classifies its non-derivative financial assets in the following categories, depending on the purpose for which they were acquired:

•	Financial assets at fair value through profit or loss are assets classified as held for trading or assets designated as fair value through profit or loss by management and the Company manages the asset, and makes purchase and sale decisions, based on its fair value in accordance with the Company’s documented risk management or investment strategy. Financial assets at fair value through profit or loss are measured at fair value, with changes recognized in the income statement. Transaction costs thereon are expensed as incurred.

•	Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any incremental directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses. Short-term receivables with no stated interest rate are measured at the original transaction amounts where the effect of discounting is immaterial.

(ii)	Non-derivative financial liabilities

The Company initially recognizes its financial liabilities on the trade date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

II-21

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

Financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortized cost using the effective interest method. Short-term payables with no stated interest rate are measured at the original transaction amounts where the effect of discounting is immaterial.

(m)	Cash and cash equivalents

Cash and cash equivalents consist of cash and liquid investments having an original maturity of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(n)	Marketable securities

Marketable securities may consist of bankers’ acceptance, provincial notes, overnight investments and treasury bills. They are carried at their estimated fair values, with changes in fair value being recorded within finance income in the income statement in the period in which they occur. Estimated fair values are determined based on quoted market values.

(o)	Trade and other receivables

Trade receivables generally have terms of net 5 days. The recoverability of the trade receivables is assessed at each reporting date and an allowance for doubtful accounts is deducted from the asset’s carrying value if the asset is not considered fully recoverable. Any change in the allowance is recognized within general and administration costs in the income statement.

(p)	Finance income

Finance income comprises interest income on funds invested, and changes in the fair value of marketable securities.

(q)	Future changes in accounting policies

During the year, the Company applied the following amendments to IFRS that are mandatory effective for the period beginning on or after January 1, 2017. These amendments did not have a material impact on the consolidated financial statements:

•	Amendments to IAS 7, Disclosure initiative (Amendments to IAS 7, Statement of Cash Flows) – the Company’s liabilities arising from financing activities consist of borrowings and certain other financial liabilities. A reconciliation between the opening and closing balances of the items is provided in note 9; and

•	Recognition of deferred tax assets for unrealized losses (Amendments to IAS 12, Income Taxes) – the amendments clarify how an entity should evaluate whether there will be sufficient future taxable profits against which it can utilize a deductible temporary difference.

II-22

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

A number of other new standards and amendments to standards and interpretations are not yet effective for the year ended December 31, 2017, and have not been applied in the preparation of the financial statements. These new and amended standards and interpretations are required to be implemented for financial years beginning on or after January 1, 2018, unless otherwise noted:

•	Annual improvements 2014-2016 cycle (Amendments to IFRS 1) – The amendments remove out-dated exemptions for first time adopters under IFRS 1 First-time Adoption of International Financial Reporting Standards. The amendments are effective retrospectively for annual periods beginning on or after January 1, 2018. The Company intends to adopt these amendments in its financial statements for the annual period beginning on January 1, 2018. The Company does not expect the amendments to have a material impact on the financial statements.

•	IFRS 15, Revenue from Contracts with Customers - The IASB and the U.S. Financial Accounting Standards Board (“FASB”) jointly issued converged accounting standards on the recognition of revenue from contracts with customers; the IASB’s standard is IFRS 15, Revenue from Contracts with Customers. The previous requirements of both IFRS and U.S. Generally Accepted Accounting Principles (“U.S GAAP”) were different and often resulted in different accounting for transactions that were economically similar. IFRS 15 and its U.S. GAAP equivalent, contain a single revenue model that applies to contracts with customers with the exception of contracts for insurance, financial instruments and leases. Under the model, there are two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognized. New estimates and judgmental thresholds have been introduced, which may affect the amount and/or timing of revenue recognized. The mandatory effective date for IFRS 15 is for annual periods beginning on or after January 1, 2018 with either full retrospective application, retrospective with optional practical expedients or a modified prospective approach with disclosure requirements.

The Company has undertaken an assessment of each material revenue stream in accordance with the prescribed five-step model to determine the impact on the timing and measurement of its revenue recognition. Based on this assessment, the Company has determined that this standard will have no impact on the timing of its revenue recognition. The Company intends to adopt the cumulative effect approach of transition to IFRS 15.

•	IFRS 9, Financial Instruments - IFRS 9 replaces the guidance in IAS 39, Financial Instruments: Recognition and Measurement, for the classification and measurement of financial assets and financial liabilities and new standards for hedge accounting. Financial assets will be classified into one of two categories on initial recognition: amortized cost or fair value. For financial liabilities measured at fair value under the fair value option, changes in fair value attributable to changes in credit risk will be recognized in other comprehensive income, with the remainder of the change recognized in profit or loss. IFRS 9 will provide for more hedging strategies to qualify for hedge accounting, introduce more judgment in assessing the effectiveness of a hedging relationship, and include a single, forward-looking “expected loss” impairment model. The mandatory date for IFRS 9 is for annual periods beginning on or after January 1, 2018, with early application permitted for annual periods beginning on or after January 1, 2015.

To assess the classification and measurement of its financial assets, the Company analyzed its business model for managing financial assets, the respective cash flow characteristics, and the contractual terms of these assets. To assess the impairment of its financial instruments, the Company identified assets or asset classes that are in scope and applied a simplified approach or a three-stage model for impairment based on changes in credit quality since initial recognition. The adoption of IFRS 9 is expected to change the Company’s accounting policy for recognition, classification and measurement of financial instruments and impairment of financial assets. However, the impact is

II-23

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

not expected to be material. The Company intends to adopt IFRS 9 in its financial statements for the annual period beginning on January 1, 2018.

•	Classification and measurement of share-based payment transactions (Amendments to IFRS 2, Share-based Payments) – The amendments clarify the accounting for the effects of vesting conditions on cash-settled share-based payment transactions, the classification of share-based payment transactions with net settlement features for withholding tax obligations and the accounting for a modification to the terms and conditions of a share-based payment that changes the transaction from cash-settled to equity-settled. The amendments are effective for annual periods beginning on or after January 1, 2018 with earlier application permitted. The Company intends to adopt the amendments to IFRS 2 in its financial statements for the annual period beginning on January 1, 2018. The Company does not expect the amendments to have a material impact on the financial statements.

•	IFRIC 22, Foreign currency transactions and advance consideration (Interpretation of IAS 21, The Effects of Changes in Foreign Exchange Rates) - This interpretation clarifies the accounting for transactions that include the receipt or payment of advance consideration in a foreign currency. The interpretation is effective for annual periods beginning on or after January 1, 2018. The Company intends to adopt the Interpretation in its financial statements for the annual period beginning on January 1, 2018. The Company does not expect the Interpretation to have a material impact on the financial statements.

2.	Finance income

Net finance income is as follows:

For the year ended December 31	2017	2016	2015
Interest income on funds invested	$410	$338	$605
Fair value gains on marketable securities	—	—	107
Finance income	$410	$338	$712

3.	Cash and cash equivalents and marketable securities

Cash and cash equivalents and marketable securities are comprised of:

	December 31, 2017	December 31, 2016
Cash	$890	$1,125
Bankers acceptances	7,709	3,395
Treasury bills	4,788	24,714
Cash and cash equivalents	$13,387	$29,234

Treasury bills	$41,398	$21,951
Marketable securities	$41,398	$21,951

The Company’s exposure to interest rate risk and a sensitivity analysis for marketable securities is discussed in note 17 (c) (ii).

II-24

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

4.	Trade and other receivables

Trade and other receivables are comprised of:

	December 31, 2017	December 31, 2016
Trade receivables	$2,721	$2,687
Sales taxes receivable	301	341
Trade and other receivables	$3,022	$3,028

Trade receivables are regularly reviewed for objective evidence of impairment. All monthly fees are invoiced to the Clearing Members on a regular basis and cash is taken from their margin deposit accounts on the fourth business day of each month.

No allowance for doubtful debts was considered necessary.

II-25

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

5.	Balances with Clearing Members

The gross amount of open REPO contracts as of December 31, 2017 was $30,585,661 (2016 – $27,037,720). Those contracts when broken down by customers give rise to total assets and total liabilities positions. As allowed per the CDCC rules, these positions get netted further with assets or liabilities pertaining to the same customer and due the same day coming to a net asset or net liability position.

The gross amount of daily settlements as of December 31, 2017 was $25,235 (2016 – $180,023). The daily settlements due from or to clearing members are then netted by customer as of the balance sheet date, for cash to be paid or received on mark-to-market on futures, options premium and cash margin shortage or excess.

The following table sets out the carrying amounts of Balances with Clearing Members that are subject to offsetting, enforceable master netting arrangements and similar arrangements:

	As at December 31, 2017
Asset/(Liability)	Gross asset or (liability) for counterparties in a net asset / (net liability) position	Liabilities / (assets) offset against net assets / (liabilities) by counterparties	Net amounts presented in the balance sheet
Financial assets
Daily settlements due from Clearing Members	$22,697	$(497)	$22,200
Net amounts receivable on open REPO agreements	23,072,887	(4,718,105)	18,354,782
	23,095,584	(4,718,602)	18,376,982
Financial liabilities
Daily settlements due to Clearing Members	$(24,624)	$2,424	$(22,200)
Net amounts payable on open REPO agreements	(25,867,556)	7,512,774	(18,354,782)
	(25,892,180)	7,515,198	(18,376,982)
Net amount	$(2,796,596)	$2,796,596	$—

As at December 31, 2016
Asset/(Liability)	Gross asset or (liability) for counterparties in a net asset / (net liability) position	Liabilities / (assets) offset against net assets / (liabilities) by counterparties	Net amounts presented in the balance sheet
Financial assets
Daily settlements due from Clearing Members	$178,958	$(1,137)	$177,821
Net amounts receivable on open REPO agreements	16,615,374	(2,051,902)	14,563,472
	16,794,332	(2,053,039)	14,741,293
Financial liabilities
Daily settlements due to Clearing Members	$(178,885)	$1,064	$(177,821)
Net amounts payable on open REPO agreements	(24,985,818)	10,422,346	(14,563,472)
	(25,164,703)	10,423,410	(14,741,293)
Net amount	$(8,370,371)	$8,370,371	$—

For the year ended December 31, 2017, the largest daily settlement amount due from a Clearing Member was $172,970 (2016 – $179,395, 2015 – $268,412), and the largest daily settlement amount due to a Clearing Member was $149,949

II-26

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

(2016 – $191,484, 2015 – $107,420). This amount does not reflect net amounts from open REPO agreements, which are also due from Clearing Members.

Government securities and other securities are pledged by the Clearing Members under irrevocable agreements and are held with the Canadian Depository for Securities Limited (“CDS”), a commonly controlled entity and an approved depository. Clearing Members may also pledge escrow receipts directly with the Company.

The actual collateral held by and pledged to the Company at December 31 is summarized below:

	2017	2016
Cash collateral held
Clearing Members’ cash margin deposits	$727,852	$719,974
Clearing fund cash deposits	149,394	122,787
	$877,246	$842,761
Non-cash collateral pledged
Non-cash margin deposits	$8,413,485	$6,926,173
Non-cash clearing fund deposits	956,110	571,331
	$9,369,595	$7,497,504

Non-cash margin deposits and non-cash clearing fund deposits that are not included in the balance sheets as at December 31, are as follows:

	2017	2016
Non-cash margin deposits
Government securities, at market value	$5,772,430	$4,573,930
Put letters of guarantee, at face value	67,672	167,934
Equity securities (to cover short positions), at market value	2,573,383	2,184,309
	$8,413,485	$6,926,173

Non-cash clearing fund deposits
Government securities, at market value	$956,110	$571,331

The market value of securities is determined using the closing quotes on the market exchange on the last trading day of the year.

II-27

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

6.	Premises and equipment

Premises and equipment are comprised of:

	Computers and other electronic equipment	Furniture and fixtures	Leasehold improvements	Total

Cost at January 1, 2016, December 31, 2016 and December 31, 2017	$326	$200	$943	$1,469

Accumulated depreciation:
Balance at January 1, 2016	$326	$200	$860	$1,386
Charge for the year	—	—	31	31
Balance at December 31, 2016	326	200	891	1,417
Charge for the year	—	—	39	39
Balance at December 31, 2017	$326	$200	$930	$1,456

Net book values:
At December 31, 2017	$—	$—	$13	$13
At December 31, 2016	$—	$—	$52	$52

7.	Intangible assets

A summary of the Company’s definite life intangible assets is as follows:

Capitalized software and software development
Cost:
Balance at January 1, 2016	$1,402
Additions	90
Impairment charge	0
Balance at December 31, 2016	$1,492
Additions	114
Balance at December 31, 2017	$1,606

Accumulated amortization:
Balance at January 1, 2016	$343
Charge for the year	320
Balance at December 31, 2016	$663
Charge for the year	247
Balance at December 31, 2017	$910

Net book values:
At December 31, 2017	$696
At December 31, 2016	$829

At the end of each reporting period, the Company assesses whether there is any indication that any of its intangible assets may be impaired, and performs an impairment analysis where indicators are noted. An impairment loss is

II-28

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

recognized when the carrying amount of an asset exceeds its recoverable amount, which is the higher of the asset’s fair value less costs of disposal and its value-in-use.

No impairment of the Company’s intangibles was recognized in 2017 (2016 – $nil, 2015 – $4,930). As at December 31, 2015, the Company wrote off its capitalized software and development costs related to the Razor risk system, as it was pursuing other options.

8.	Employee future benefits

(a)	Defined contribution plans

The total recognized in respect of the Company’s defined contribution plan expense for the year ended December 31, 2017 was $234 (2016 – $221, 2015 – $204), which represents the employer contributions for the period.

(b)	Non-pension post retirement benefit plans

The Company measures the present value of its defined benefit obligations for accounting purposes as at the balance sheet date of each fiscal year.

	2017	2016

Accrued benefit obligation:
Balance, beginning of year	$171	$139
Current service cost	21	19
Interest cost	7	6
Benefits paid	(1)	(1)
Actuarial losses	21	8
Balance as at December 31	$219	$171

Plan assets:
Fair value, beginning of year	$—	$—
Employer contributions	1	1
Benefits paid	(1)	(1)
Fair value as at December 31	$—	$—

Accrued benefit liability as at December 31	$(219)	$(171)

The elements of the Company’s post retirement plan costs recognized in the year are as follows. The full cost is recognized within compensation and benefits in the income statement.

For the year ended December 31	2017	2016	2015
Current service cost	$21	$19	$16
Net interest cost	7	6	8
Net benefit plan expense	$28	$25	$24

II-29

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

The Company recognizes experience adjustments and the effects of changes in actuarial assumptions immediately in other comprehensive (loss) income. The aggregate actuarial losses (gains) recognized in other comprehensive (loss) income are as follows:

	2017	2016	2015
Effect due to demographics	$10	$—	$(61)
Effect due to financial assumptions	11	8	(3)
Effect due to experience adjustments	—	—	(31)
Actuarial losses (gains) recognized in other comprehensive (loss) income	$21	$8	$(95)

The significant actuarial assumptions adopted in measuring the obligation at December 31 are as follows (weighted average):

•	Discount rate of 3.50% (2016 – 3.80%, 2015 – 4.10%), and
•	Assumed health care cost trend rate of 6.15% decreasing to 4.50% over 12 years (2016 – 6.30% decreasing to 4.50% over 13 years, 2015 – 6.44% decreasing to 4.50% over 14 years).

Decreasing the discount rate by 0.5% would increase the accrued benefit obligation by $19. Increasing or decreasing the assumed health care cost trend rates by one percentage point would have a minimal effect on the accrued benefit obligation.

In 2018, the Company expects to contribute approximately $2 to its post-retirement defined benefit plan.

9.	Liquidity facilities

The Company has the following liquidity facilities in place as at December 31:

			December 31, 2017	December 31, 2016
	Interest rate	Authorized	Carrying Value	Carrying Value
Syndicated revolving standby liquidity facility	Prime less 1.75%	$300,000	$—	$2,540
Daylight liquidity facilities	—	600,000	—	—
Syndicated REPO facility	—	13,788,000	—	—
Bank of Canada liquidity facilities	—	n/a	—	—
Total liquidity facilities			$—	$2,540

In response to the liquidity risk to which the Company is exposed through its clearing operations, the Company arranged and amended various facilities as discussed below. The interest rate charged on borrowings under the liquidity facilities vary as the actual rate will be based on the prevailing market rates at the time of draw.

The Company maintains a syndicated revolving standby liquidity facility to provide end of day liquidity in the event that the Company is unable to clear the daylight liquidity facilities to zero. Advances under the facility will be secured by collateral in the form of securities that have been received by, or pledged to, the Company.

The Company also maintains daylight liquidity facilities for a total of $600,000 to provide liquidity on the basis of collateral in the form of securities that have been received by, or pledged to, the Company. The daylight liquidity facilities must be cleared to zero at the end of each day.

II-30

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

As at December 31, 2016, the Company had drawn $2,540 on the syndicated revolving standby liquidity facility to facilitate a failed REPO settlement. The amount drawn when required, is fully offset by liquid securities included in cash and cash equivalents and fully re-paid subsequent to the reporting date.

A repurchase facility is also maintained with a syndicate of six major Canadian chartered banks (the “syndicated REPO facility”). This facility is fully uncommitted liquidity and is in place to provide end of day liquidity in the event that the Company is unable to clear the daylight liquidity facilities to zero. The facility would provide liquidity in exchange for securities that have been received by, or pledged to, the Company. During the year ended December 31, 2017, the Company increased the size of its repurchase facility from $13,638,000 to $13,788,000 as a result of Clearing Members’ activities.

The Company also has an agreement that would allow the Bank of Canada to provide emergency last-resort liquidity to the Company at the discretion of the Bank of Canada. This liquidity facility is intended to provide end of day liquidity only in the event that the Company is unable to access liquidity from the revolving standby liquidity facility and the syndicated REPO facility or in the event that the liquidity under such facilities is insufficient. Use of this facility would be on a fully collateralized basis.

The Company’s liabilities arising from financing activities, including both cash and non-cash changes is as follows:

Syndicated revolving standby liquidity facility
Balance at January 1, 2017	$2,540
Net Financing Cash Flows	(2,540)
Balance at December 31, 2017	$—

Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be, classified in the Company’s statement of cash flows from financing activities.

10.	Trade and other payables

Trade and other payables are comprised of:

	December 31, 2017	December 31, 2016
Trade payables	$109	$125
Accrued expenses	428	850
Sales taxes payable	200	196
Employee and director costs payable	554	588
Trade and other payables	$1,291	$1,759

The fair value of trade and other payables is approximately equal to their carrying amount given their short term until settlement.

11.	Commitments

The Company currently occupies premises leased by MX and TSX Inc., commonly controlled companies. The cost of using these premises amounted to approximately $496 in 2017 (2016 – $453, 2015 – $385).

II-31

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

12.	Provisions and contingencies

(a)	Provisions

A summary of the Company’s provisions is as follows:

	Termination benefits	Total
Balance as at January 1, 2016	$—	$—
Provisions recognized during the period	506	506
Provisions used or reversed during the period	(58)	(58)
Balance as at December 31, 2016	$448	$448
Current	448	448
Balance as at December 31, 2016	$448	$448
Provisions used or reversed during the period	(125)	(125)
Balance as at December 31, 2017	$323	$323
Current	323	323
Balance as at December 31, 2017	$323	$323

In September 2016, TMX Group Limited provided an update on its strategic re-alignment process with a number of organizational changes. With the announcement of this update, TMX Group Limited committed to a plan to streamline the organization and accelerate its evolution as a client-driven solutions provider to capital markets in Canada and across the globe.

As at December 31, 2017, strategic re-alignment expenses of $323 remained accrued under the provisions caption in the balance sheet.

(b)	Contingencies

From time to time in connection with its operations, the Company is named as a defendant in actions for damages and costs sustained by plaintiffs, or as a respondent in proceedings challenging the Company s’ regulatory actions, decisions or jurisdiction. The outcomes of such matters are subject to future resolution that includes uncertainties of litigation or other proceedings. Based on information currently known to the Company, management believes that any payment in respect of any such action, claim or proceeding is unlikely.

13.	Share capital

The authorized capital of the Company consists of an unlimited number of voting common shares, without par value.

The share capital of the Company is as follows:

	Number of shares		Share capital
	2017	2016	2017	2016
Issued and outstanding:
Balance, beginning and end of the year	7,668,797	7,668,797	$10,200	$10,200

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CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

14.	Share-based payments

Under the long-term incentive plan (“LTIP”), certain employees and officers of the Company will receive a mix of LTIP awards consisting of share options, performance-based restricted share units (referred to as “PSUs”) and time-based restricted share units (“RSUs”).

For the year ended December 31, 2017, the Company recognized compensation and benefits expense under the following share-based payment arrangements in place:

•	Share option plan
•	Time-based restricted share units plan and performance-based restricted share units plan
•	Employee share purchase plan

(a)	Share option plan

TMX Group Limited has a share option plan whereby all employees of TMX Group Limited and those of its designated subsidiaries at or above the director level are eligible to be granted share options under the share option plan. The share option plan has options that vest in quarters over 4 years and have a maximum term of 10 years.

During the year ended December 31, 2017, the Company recognized compensation and benefits expense of $70 (2016 – $73, 2015 – $83) in relation to the above share option plan.

(b)	Restricted share units (“RSUs”) and performance-based restricted share units (“PSUs”)

RSUs and PSUs vest over a maximum of three years and are payable provided the employee is still employed by the Company at the end of the second calendar year following the calendar year in which the RSUs and PSUs were granted. The amount of the award payable at the end of this vesting period will be determined by the total shareholder return over the period. Total shareholder return represents the appreciation in share price of TMX Group Limited plus dividends paid on a common share of TMX Group Limited, measured at the time RSUs and PSUs vest. The Company is charged for this arrangement in the period in which the award is earned.

During the year ended December 31, 2017, the Company recognized compensation and benefits expense of $352 (2016 – $402, 2015 – $69) in relation to its RSUs and PSUs.

(c)	Employee share purchase plan

TMX Group Limited offers an employee share purchase plan to its eligible employees and those of its designated subsidiaries. Under the employee share purchase plan, contributions by the Company and by eligible employees will be used by the plan administrator to make purchases of common shares of TMX Group Limited on the open market. Each eligible employee may contribute up to 10% of the employee’s salary to the employee share purchase plan. The Company will contribute to the plan administrator the funds required to purchase one common share of TMX Group Limited for each two common shares purchased on behalf of the eligible employee, up to a maximum annual contribution.

The Company accounts for its contributions as compensation and benefits expense when the amounts are contributed to the plan. Compensation and benefits expense related to this plan was $49 for the year ended December 31, 2017 (2016 – $52, 2015 – $52).

II-33

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

15.	Income taxes

(a)	Income tax expense recognized in the income statement

For the year ended December 31	2017	2016	2015
Current income tax expense:
Income tax for the current period	$2,793	$1,567	$1,459
Adjustments in respect of prior years	5	(5)	—
	2,798	1,562	1,459
Deferred income tax expense:
Origination and reversal of temporary differences	258	249	(977)
Adjustments in respect of prior years	(11)	—	—
Impact of changes in substantively enacted income tax rates	—	12	—
Total income tax expense	$3,045	$1,823	$482

Income tax expense attributable to income differs from the amounts computed by applying the combined federal and provincial income tax rate of 26.74% (2016 – 26.82%, 2015 – 26.83%) to income before income taxes as a result of the following:

	2017	2016	2015
Income before income taxes	$11,302	$6,664	$1,754

Computed expected income tax expense	3,023	1,788	470
Non-deductible expenses	28	28	12
Impact of changes in substantively enacted income tax rates	—	12	—
Adjustments in respect of prior years	(6)	(5)	—
Income tax expense	$3,045	$1,823	$482

In 2016, the Province of Quebec decreased the general corporate income tax rate from 11.90% to 11.5% over four years, effective January 1 of each year, as follows: 2017 - 11.8%; 2018 - 11.7%; 2019 - 11.6%; and 2020 - 11.5%. The Company recognized $nil (2016 – $12) in deferred income tax expense as a result of the rate change.

II-34

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

(b)	Deferred income tax assets are attributable to the following:

		Assets		Liabilities		Net
	2017	2016	2017	2016	2017	2016
Premises and equipment	$18	$16	$—	$—	$18	$16
Cumulative eligible capital / intangible assets	925	1,148	(7)	(14)	918	1,134
Employee future benefits	58	45	—	—	58	45
Other	73	113	—	—	73	113
Tax assets (liabilities)	$1,074	$1,322	$(7)	$(14)	$1,067	$1,308
Set off of tax	(7)	(14)	7	14	—	—
Net tax assets	$1,067	$1,308	$—	$—	$1,067	$1,308

Movements in deferred income tax assets in the year are as follows:

	Premises and equipment	Cumulative eligible capital/ intangible assets	Employee future benefits	Other	Total
Balance at January 1, 2016	$16	$1,479	$37	$35	$1,567
Recognized in net income	—	(345)	6	78	(261)
Recognized in other comprehensive loss	—	—	2	—	2
Balance at December 31, 2016	16	1,134	45	113	1,308
Recognized in net income	2	(216)	7	(40)	(247)
Recognized in other comprehensive loss	—	—	6	—	6
Balance at December 31, 2017	$18	$918	$58	$73	$1,067

II-35

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

16.	Financial instruments

(a)	Financial instruments – carrying amounts and fair values

The classification of the Company’s financial instruments, along with their carrying amounts and fair values are as follows:

	December 31, 2017		December 31, 2016
	Carrying amount	Fair value	Carrying amount	Fair value
Assets at fair value through profit or loss
- Designated
Marketable securities	$41,398	$41,398	$21,951	$21,951
	$41,398	$41,398	$21,951	$21,951

Loans and receivables
Cash and cash equivalents	$13,387	$13,387	$29,234	$29,234
Trade and other receivables	3,022	3,022	3,028	3,028
Daily settlements due from Clearing Members	22,200	22,200	177,821	177,821
Clearing Members’ cash margin deposits	727,852	727,852	719,974	719,974
Clearing fund cash deposits	149,394	149,394	122,787	122,787
Net amounts receivable on open REPO agreements	18,354,782	18,354,782	14,563,472	14,563,472
Due from related parties	979	979	41	41
Note receivable from TMX Group Limited	—	—	4,500	4,500
	$19,271,616	$19,271,616	$15,620,857	$15,620,857

Other financial liabilities
Other trade and other payables	$(737)	$(737)	$(1,171)	$(1,171)
Daily settlements due to Clearing Members	(22,200)	(22,200)	(177,821)	(177,821)
Clearing Members’ cash margin deposits	(727,852)	(727,852)	(719,974)	(719,974)
Clearing fund cash deposits	(149,394)	(149,394)	(122,787)	(122,787)
Net amounts payable on open REPO agreements	(18,354,782)	(18,354,782)	(14,563,472)	(14,563,472)
Liquidity facility drawn	—	—	(2,540)	(2,540)
Due to related parties	(2,098)	(2,098)	(4,190)	(4,190)
	$(19,257,063)	$(19,257,063)	$(15,591,955)	$(15,591,955)

The carrying amounts for the Company’s financial instruments approximate their fair values at each reporting date.

Fair value amounts disclosed represent current estimates that may change in the future due to market conditions or other factors. Fair value represents the Company’s estimate of the amounts for which the Company could exchange the financial instruments with willing third parties who were interested in acquiring the instruments. Where calculations are performed, these calculations represent management’s best estimates based on a range of methodologies and assumptions; since they involve uncertainties, the fair values may not be realized in an actual sale or settlement of the instruments.

II-36

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

(b)	Fair value measurement

The categories within the fair value hierarchy of the Company’s financial instruments carried at fair value are as follows:

As at December 31, 2017
	Fair value measurements using:
	Level 1	Level 2	Level 3	Assets at fair value
Asset
Marketable securities	$41,398	$—	$—	$41,398

As at December 31, 2016
	Fair value measurements using:
	Level 1	Level 2	Level 3	Assets at fair value
Asset
Marketable securities	$21,951	$—	$—	$21,951

There were no transfers during the years between any of the levels.

17.	Financial risk management

The Company is exposed to a number of financial risks as a result of its operations, which are discussed below. It seeks to monitor and minimize adverse effects from these risks through its risk management policies and processes.

(a)	Credit risk

Credit risk is the risk of loss due to the failure of a borrower, counterparty or Clearing Member to honour their financial obligations. It arises principally from the Company’s clearing operations, cash and cash equivalents, marketable securities and trade receivables.

(i)	Clearing operations

The Company is exposed to losses in the event that Clearing Members fail to satisfy any of the contractual obligations as stipulated within the Company’s rules.

The Company is exposed to the credit risk of its Clearing Members since it acts as the central counterparty for all transactions carried out on MX’s markets and on certain OTC markets which are serviced by the Company. As such, in the event of a Clearing Member default, the obligations of those counterparties would become the responsibility of the Company.

The first line of defense in the Company’s credit risk management process is the adoption of strict membership criteria which include both financial and regulatory requirements. In addition, the Company performs on-going monitoring of the financial viability of its Clearing Members against the relevant criteria as a means of ensuring the on-going compliance of its Clearing Members. In the event that a Clearing Member fails to continue to satisfy any of its membership criteria, the Company has the right through its rules, to impose various sanctions on such Clearing Members.

One of the Company’s principal risk management practices with regards to counterparty credit risk is the collection of risk-based margin deposits in the form of cash, equities, liquid government securities and escrow receipts. Should a Clearing Member fail to meet settlements and/or daily margin calls or otherwise not honour its obligations under open futures, options contracts and REPO agreements, margin deposits would be seized and would then be available to apply against the potential losses incurred through the liquidation of the Clearing Member’s positions.

II-37

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

The Company’s margining system is complemented by a Daily Capital Margin Monitoring (DCMM) process that evaluates the financial strength of a Clearing Member against its margin requirements. The Company monitors the margin requirement of a Clearing Member as a percentage of its capital (net allowable assets). The Company will make additional margin calls when the ratio of margin requirement/net allowable assets exceeds 100%. The additional margin is equal to the excess of the ratio over 100% and is meant to ensure that Clearing Member leverage in the clearing activities does not exceed the value of the firm. In 2015, the Company introduced additional margin surcharges to manage the risk exposures associated with certain specific business related risks. These include: concentration charges for Clearing Members that are overly concentrated in certain positions, wrong-way risk charges for those Clearing Members holding positions which are highly correlated with their own credit risk profile and mismatched settlement surcharges which are meant to mitigate the risk of cherry-picking by a potential defaulter in the settlement process.

Global regulatory requirements for central-counterparties (CCPs), like CDCC, have highlighted the need for CCPs to have a component of their capital at risk in the default management process. The Company holds $10,000 of its cash and cash equivalents and marketable securities to cover the potential loss incurred due to Clearing Member defaults (note 5). This $10,000 would be accessed in the event that a defaulting Clearing Members’ margin and clearing fund deposits are insufficient to cover the loss incurred by the Company. The $10,000 is allocated into two separate tranches. The first tranche of $5,000 is intended to cover the loss resulting from the first defaulting Clearing Member. If the loss incurred is greater than $5,000, and as such the first tranche is fully depleted, the Company will fully replenish the first tranche using the second tranche of $5,000. This second tranche is in place to ensure there is $5,000 available in the event of an additional Clearing Member default.

The Company’s cash margin deposits and cash clearing fund deposits are held at the Bank of Canada thereby alleviating the credit risk the Company were to face with deposits held at commercial banks. The Company’s non-cash margin deposits and non-cash clearing fund deposits are pledged to the Company under irrevocable agreements and are held by approved depositories (note 5). This collateral may be seized by the Company in the event of default by a Clearing Member.

(ii)	Cash and cash equivalents

The Company manages its exposure to credit risk on its cash and cash equivalents by holding the majority of its cash with major Canadian chartered banks and the majority of its cash equivalents in Government of Canada treasury bills and bankers’ acceptance.

(iii)	Marketable securities

The Company manages its exposure to credit risk arising from investments in marketable securities by holding investment funds that actively manage credit risk or by holding high-grade individual fixed income securities. The investment policy of the Company will only allow excess cash to be invested within money market securities or fixed income securities; however the majority of the portfolio is held within bank deposits, notes and treasury bills.

(iv)	Trade receivables

The Company’s exposure to credit risk resulting from uncollectable accounts is influenced by the individual characteristics of its customers, many of whom are banks and financial institutions. All monthly fees are invoiced to the Clearing Members on a regular basis and cash is taken from their margin deposit accounts on the fourth business day of each month. Any other trade receivables are invoiced to the Company’s customers on a regular basis and the Company maintains a collections team to monitor customer accounts and minimize the amount of

II-38

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

overdue receivables. There is no concentration of credit risk arising from trade receivables from a single customer. In addition, customers that fail to maintain their account in good standing risk loss of trading, clearing and, data access privileges and other services.

(b)	Liquidity risk

Liquidity risk is the risk of loss due to the inability of the Company to meet its, or of the Company’s borrowers, counterparties, or Clearing Members to meet their obligations in a timely manner or at reasonable prices. The liquidity risk to the Company arises principally from its clearing operations. The Company manages its liquidity risk through the Clearing Members’ margin and clearing fund deposits and the management of its liquidity facilities, cash and cash equivalents, and marketable securities.

The contractual maturities of the Company’s financial liabilities are as follows:

	At December 31, 2017
	Less than 1 year	Between 1 and 5 years	Greater than 5 years
Other trade and other payables	$737	$—	$—
Daily settlements due to Clearing Members*	22,200	—	—
Clearing Members’ cash margin deposits*	727,852	—	—
Clearing fund cash deposits*	149,394	—	—
Net amounts payable on open REPO agreements*	18,354,782	—	—
Due to related parties	2,098	—	—

*The above financial liabilities are covered by assets that are restricted from use in the ordinary course of business.

(i)	Clearing Members’ margin and clearing fund deposits

Clearing fund deposits and clearing fund margin deposits are held in liquid instruments. Cash margin deposits and clearing fund cash deposits from Clearing Members, which are recognized on the balance sheet, are held by the Company with the Bank of Canada (note 5). Non-cash margin deposits and non-cash clearing fund deposits, which are not recognized on the balance sheet, pledged to the Company under irrevocable agreements are in government securities and other securities and are held with approved depositories.

(ii)	Liquidity facilities

In response to the liquidity risk that the Company is exposed to through its clearing operations, it has arranged various liquidity facilities (note 9).

(iii)	Cash and cash equivalents

Cash and cash equivalents consist of cash held at major Canadian chartered banks and highly liquid Government of Canada treasury bills.

(iv)	Marketable securities

The investment policy of the Company will only allow excess cash to be invested within money market securities or fixed income securities (note 3).

II-39

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

(c)	Market risk

Market risk is the risk of loss due to changes in market prices and rates, such as foreign exchange rates, interest rates and equity prices.

(i)	Foreign currency risk

The majority of the Company’s cash flows and financial assets and liabilities are denominated in Canadian dollars. The Company is exposed to foreign currency risk on cash and cash equivalents denominated in foreign currencies, principally US dollars. At December 31, 2017, cash and cash equivalents includes US$nil (2016 – US$50) and trade and other payables includes US$78 (2016 – US$5), which is exposed to changes in the US – Canadian dollar exchange rate. The approximate impact of a 1% rise or fall in the Canadian dollar compared to the US dollar on these exposed balances at December 31, 2017 would not have a significant impact on net income.

(ii)	Interest rate risk

The Company is exposed to interest rate risk on its marketable securities.

At December 31, 2017, the Company held $41,398 in these funds (2016 – $21,951), of which all were held in treasury bills (2016 - All marketable securities were held in treasury bills) (note 3).  At December 31, 2017, the approximate impact on the carrying value of these investments of a 1% rise and a 1% fall in interest rates is ($86) and $82, respectively.

(iii)	Other market price risk

The Company is exposed to market risk in the event of a Clearing Member default and has risk management strategies in place to mitigate the potential to loss due to changing market conditions.

The primary mitigation to the market risk that the Company would be facing further to a Clearing Member default is the collection of margin fund deposits that aim to cover any liabilities that a Clearing Member may incur by using the Company’s Central Counterparty services. Replacement cost risk is managed by ensuring that the mark-to-market exposure of all open trade positions are covered daily. In addition, the Company collects additional risk-based margin collateral that is representative of the worst-case liquidating value, under normal market conditions, that the Company would be exposed to in the default management process.

The Company also maintains a clearing fund of deposits of cash and securities from all Clearing Members. The aggregate level of clearing funds required from all Clearing Members must cover the worst loss that the Company could face if one counterparty were to fail under various extreme but plausible market conditions. Each Clearing Member contributes to the clearing fund in proportion to the residual risk that it brings to the clearing system. If, by a Clearing Member’s default, further funding is necessary to complete a liquidation, the Company has the right to require other Clearing Members to contribute additional amounts equal to their previous contribution to the clearing fund.

18.	Capital maintenance

The Company’s primary objectives in managing capital, which it defines as including its cash and cash equivalents, marketable securities, share capital and various liquidity facilities, include:

•	Maintaining sufficient financial resources to ensure market confidence and to meet regulatory requirements.

II-40

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

•	Maintaining sufficient capital and appropriate forms of liquidity to satisfy the commitments, obligations and liabilities of the Company.
•	Maintaining sufficient financial resources to support operations and maintain business growth.

The Company aims to achieve the above objectives while managing its capital subject to capital maintenance requirements imposed on the Company as follows:

The Company must maintain certain amounts in accordance with the following capital requirements:

i)	maintain sufficient financial resources as required by the Ontario Securities Commission (OSC) and the Autorité des marchés financiers (AMF);

ii)	$5,000 cash and cash equivalents or marketable securities as part of the Clearing Member default recovery process plus an additional $5,000 in the event that the initial $5,000 is fully utilized during a default;

iii)	sufficient cash, cash equivalents and marketable securities to cover 12 months of operating expenses, excluding amortization and depreciation; and

iv)	$30,000 total shareholder’s equity.

As at December 31, 2017, the Company complied with each of these externally imposed capital requirements.

19.	Related party relationships and transactions

(a)	Parent

The parent of the Company is MX and the ultimate controlling party is TMX Group Limited.

(b)	Key management personnel compensation

In September 2016, TMX Group Limited provided an update on its strategic realignment process which began in 2015 with a number of organizational changes. As a result of these changes, the Company has determined that its key management personnel are certain senior executives of TMX Group Limited, namely the Chief Executive Officer and his direct reports. Beginning September 30, 2016, key management personnel of the Company are all employees of and are remunerated by TSX or MX, commonly controlled entities, whose ultimate controlling party is TMX Group Limited.

For the nine months ended September 30, 2016, compensation for key management personnel was as follows:

	For the nine months ended September 30, 2016	For the twelve months ended December 31, 2015
Short-term employee benefits	$571	$866
Post-employment benefits and long-term benefits	35	125
Share-based payments	439	890
	$1,045	$1,881

During the three months ended December 31, 2016, compensation for key management personnel amounts to $4,577, which is comprised of salaries and short-term employee benefits of $1,601, post-employment and long-term benefits of $164 and share-based payments of $2,812. A portion of these costs have been allocated to the Company and are included in shared services in the income statement.

II-41

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

During the year ended December 31, 2017, compensation for key management personnel amounts to $14,911, which is comprised of salaries and short-term employee benefits of $8,235, post-employment and long-term benefits of $715 and share-based payments of $5,961. A portion of these costs have been allocated to the Company and are included in shared services in the income statement.

(c)	Related party transactions and balances

Any transactions entered into between the Company and related parties are on terms and conditions that are at least as favourable to the Company as market terms and conditions, and are recorded at the agreed upon exchange amount.

During 2017, $6,364 (2016 – $8,346, 2015 – $5,041) of administrative and other services were charged from a commonly controlled enterprise to the Company. Also during 2017, $4,007 and $135 of corporate costs were charged from MX and TMX Group Limited, respectively, to the Company, net of administrative and other services charged by the Company (2016 – $6,606 and $90, respectively, 2015 – $7,112 and $81, respectively).

Other services provided to or purchased from related parties are outlined below:

Revenue/(Expense)		December 31, 2017	December 31, 2016	December 31, 2015
CDS clearing and depository services Inc.	General and administration	$(191)	$(180)	$(159)

Balances due from and to related parties are outlined below:

	December 31, 2017	December 31, 2016

Due from Clearing and Depository Services Inc.	$882	$—
Due from The Canadian Depository for Securities Limited	97	41
Due from related parties	$979	$41

Due to TSX Inc.	$1,121	$3,628
Due to MX	957	513
Due to TMX Group US Inc.	1	1
Due to TMX Group Limited	19	48
Due to related parties	$2,098	$4,190

(d)	Related party loans

TMX Group Limited has a credit agreement (the “TMX Group Limited credit facility”) with a syndicate of lenders to provide 100% backstop to its commercial paper program as well as for general corporate purposes. The commercial paper program offers potential investors up to $500,000 (or the equivalent United States dollars) of unsecured short-term promissory notes (“Commercial Paper”) to be issued in various maturities of no more than one year. The amount available to be drawn under the TMX Group Limited credit facility is limited to $500,000 less the amount of Commercial Paper outstanding and notes payable outstanding at any point in time. The Commercial Paper bears interest rates based on prevailing market conditions at the time of issuance.

On September 25, 2015, and renewed in 2016 and 2017, the Company entered into a note receivable with TMX Group Limited for amounts up to $40,000. Interest on the note receivable is charged based on the weighted average rate of

II-42

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

the Commercial Paper issued or outstanding at the end of each month. Amounts drawn under the note receivable are due no more than one year from the date of issuance or upon demand by the Company.

At December 31, 2017, $nil has been advanced to TMX Group Limited (2016 - $4,500). To ensure the amounts drawn will be available to the Company on demand, the TMX Group Limited credit facility is limited to $500,000 less the amount of Commercial Paper outstanding and notes payable outstanding at any point in time.

The Company has the following related party note and loan receivables as at December 31:

	Interest rate	Principal	Carrying value 2017	Carrying value 2016
TMX Group Limited	Weighted average rate of TMX Commercial Paper	$40,000	$—	$4,500
Total loan receivables			$—	$4,500

(e)	Related party agreement

In observance of the Principles for Financial Market Infrastructures (the “PFMI”), the Company is required to adopt a recovery plan (the “FMI Recovery Plan”), which must include procedures and contractual arrangements that may be required for the FMI to replenish any depleted pre-funded financial resources as necessary to maintain its viability as a going concern.

In January 2017, TMX Group Limited, the Company’s ultimate parent, agreed to a Parental Support Agreement (“PSA”), between itself and the Company. The financial assistance will be in the form of additional equity capital contribution by TMX Group Limited.

The funds provided will solely be used by the Company to absorb any outstanding default and non-default losses incurred as part its recovery process, and to replenish its prefunded financial resources, so as to be sufficiently capitalized to resume its critical services on an ongoing basis in compliance with the applicable regulatory requirements and the public interest, and then to exit the recovery process.

The PSA shall be in force between TMX Group Limited and the Company for a period of one (1) year and shall be automatically renewed on the same terms and conditions for successive periods of one (1) year, provided that the FMI Recovery Plan shall not have been amended.  If the FMI Recovery Plan is amended at any time, the PSA shall be reviewed and amended as required by mutual agreement of TMX Group Limited and the Company.

TMX Group Limited reserves the right to terminate the PSA at any time by providing the Company and the resolution authority with a minimum sixty (60) days’ prior notice.

At December 31, 2017, TMX Group Limited had not terminated the PSA and no equity capital contribution was received by the Company.

20.	Dividends

Dividends recognized and paid in the period are as follows:

	2017	2016

Dividend paid in March	$4,500	$12,300

II-43

CANADIAN DERIVATIVES CLEARING CORPORATION

Notes to Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Year ended December 31, 2017, 2016 and 2015

21.	Subsequent event

On February 6, 2018, the Company’s Board of Directors declared dividend of $5,000. This dividend is expected to be paid on March 12, 2018 to MX.

II-44

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-20 and has duly caused this Post-Effective Amendment No. 6 to the Registration Statement on Form S-20 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Quebec on March 28, 2018.

Canadian Derivatives Clearing Corporation

By:	/s/ Glenn Goucher
Glenn Goucher
President and Chief Clearing Officer

Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 6 to the Registration Statement on Form S-20 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Corporation in the United States, on March 28, 2018.

Canadian Derivatives Clearing Corporation (U.S.A.) Inc.

By:	/s/ Glenn Goucher
Glenn Goucher
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 6 to the Registration Statement on Form S-20 has been signed by the following persons in the capacities listed on March 28, 2018.

Signature	Title

/s/ Glenn Goucher	President, Chief Clearing Officer and Director
Glenn Goucher	(principal executive officer)

/s/ Sylvie Gagnon	Treasurer
Sylvie Gagnon	(principal financial officer)
(principal accounting officer)

/s/ Marie-Claude Beaulieu	Chairperson of the Board
Marie-Claude Beaulieu

/s/ Peter Copestake	Director
Peter Copestake

/s/ Lloyd Costley	Director
Lloyd Costley

/s/ Patrick Cronin	Director
Patrick Cronin

/s/ Luc Fortin	Director
Luc Fortin

/s/ John McKenzie	Director
John McKenzie

/s/ Claude Turcot	Director
Claude Turcot

LIST OF EXHIBITS

Exhibit	Description
5	Opinion and Consent of Counsel to the Corporation
23	Consent of KPMG LLP